Exhibit 99.1

FFBW, Inc. Announces March 31, 2019 Financial Results

Quarterly Earnings Increase 102%

Brookfield, WI, April 29, 2019 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, retail banking and residential lending, today announced unaudited financial results for the three months ended March 31, 2019. The March 31, 2019 results showed significant period-over-period earnings growth, continued strong asset quality, and solid loan portfolio growth. For the three months ended March 31, 2019, net income was $249,000, or $0.04 per share, compared with net income of $123,000, or $0.02 per share, for the same respective period last year.

“Earnings are in line with our expectations with nice increases in interest income as we grow our commercial loan portfolio ,” Edward H. Schaefer, President and CEO, commented. “We will continue to focus on growth of our core deposits with our expanded treasury management products and services as well as our broadened line of consumer deposit products as we deliver our community bank model to the markets we serve.”

First Quarter 2019 Highlights

•	Continued earnings growth. Quarterly earnings improved 102% to $249,000 in the first quarter of 2019 from $123,000 in the first quarter of 2018.

•

Strong asset quality. Nonperforming assets decreased 38% to $775,000 at March 31, 2019 from $1.2 million as of March 31, 2018. Non-performing loans to total loans decreased to 0.35% at March 31, 2019 compared to 0.69% at March 31, 2018.

•

Strong loan portfolio growth. Total loans have increased 12% since March 31, 2018, with a larger component of the portfolio in commercial development, commercial real estate, and commercial and industrial loans.

Income Statement and Balance Sheet Overview

Total interest and dividend income increased $403,000, or 17.2%, to $2.8 million for the first quarter of 2019 compared to $2.4 million for the same quarter in the prior year. Average interest-earning assets increased $7.8 million, or 3.22%, to $248.2 million for the quarter ended March 31, 2019 compared to $240.4 million for the quarter ended March 31, 2018 and the weighted average yield on interest-earning assets increased 53 basis points for the same period.

Total interest expense increased $288,000, or 72.2%, to $687,000 for the quarter ended March 31, 2019 compared to $399,000 for the quarter ended March 31, 2018. Average interest-bearing liabilities increased $8.5 million, or 4.9%, to $181.9 million for the quarter ended March 31, 2019 from $173.3 for the quarter ended March 31, 2018. The rate paid on interest-bearing liabilities increased 59 basis points to 1.51% for the quarter ended March 31, 2019 compared to 0.92% for the quarter ended March 31, 2018. The increase in average cost of funds was primarily the result of rising interest rates and competition within our market.

Net interest margin was 3.33% for the three months ended March 31, 2019, compared to 3.24% for the three months ended March 31, 2018, an increase of nine basis points.

The loan loss provision was $70,000 for the quarter ended March 31, 2019 compared to $115,000 the quarter ended March 31, 2018. At March 31, 2019, our allowance for loan loss was $2.2 million, or 1.09%, of total loans. Management believes the allowance is adequate for future probable losses.

Noninterest income decreased $36,000, or 20.5% to $140,000 for the three months ended March 31, 2019 compared to $176,000 for the three months ended March 31, 2018. The decrease is due to lower service charges and fees as well as a small loss on the sale of securities compared to a small gain in the prior year quarter.

Noninterest expense decreased $25,000 to $1.8 million for the three months ended March 31, 2019 compared to $1.8 million for the three months ended March 31, 2018. This was primarily due to a decrease of $45,000, or 98%, in expenses related to foreclosed assets.

Total assets decreased $3.1 million to $259.6 million at March 31, 2019 from $262.7 million at December 31, 2018. This decrease was primarily due to the decrease in cash and cash equivalents of $2.0 million and in loans of $700,000.

Nonaccrual loans decreased to $706,000, or 0.35% of total loans, at March 31, 2019, from $720,000, or 0.36% of total loans, at December 31, 2018. Non-performing assets decreased to $775,000, or 0.30% of total assets, at March 31, 2019 compared to $789,000, or 0.30% of total assets, at December 31, 2018.

The following table presents the estimated regulatory capital ratios for the Company, the Bank, and the minimum requirements for the Bank at March 31, 2019.

At March 31, 2019	Company	Bank	Minimum Requirement For Capital Adequacy Purposes	Minimum Requirement to Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio	22.9%	18.7%	4.0%	5.0%
Common equity Tier 1 capital ratio	29.4%	23.9%	4.5%	6.5%
Tier 1 capital ratio	29.4%	23.9%	6.0%	8.0%
Total capital ratio	30.5%	25.0%	8.0%	10.0%

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service federally chartered stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through four branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Nikola B. Schaumberg, CFO

(262) 542-4448

FFBW, Inc.

Balance Sheets

March 31, 2019 (Unaudited) and December 31, 2018

(In thousands, except share data)

	March 31,	December 31,
Assets	2019	2018
Cash and due from banks	$2,135	$1,746
Fed funds sold	418	2,742
Cash and cash equivalents	2,553	4,488
Available for sale securities, stated at fair value	44,169	43,751
Loans held for sale	-	679
Loans, net of allowance for loan and lease losses of $2,188 and $2,118, respectively	198,090	198,694
Premises and equipment, net	4,975	5,057
Foreclosed assets	69	69
FHLB stock, at cost	609	739
Accrued interest receivable	856	768
Cash value of life insurance	7,054	7,007
Other assets	1,212	1,474
TOTAL ASSETS	$259,587	$262,726

Liabilities and Equity
Deposits	$180,942	$183,205
Advance payments by borrowers for taxes and insurance	430	55
FHLB advances	15,750	17,750
Accrued interest payable	364	70
Other liabilities	1,260	1,284
Total liabilities	$198,746	$202,364
Preferred stock ($0.01 par value, 1,000,000 authorized, no shares issued or outstanding as of March 31, 2019 and December 31, 2018, respectively)	$-	$-
Common stock ($0.01 par value, 19,000,000 authorized, 6,696,742 issued and outstanding as of March 31, 2019 and December 31, 2018, respectively)	67	67
Additional paid in capital	28,406	28,326
Unallocated common stock of Employee Stock Ownership Plan ("ESOP") (240,063 and 243,303 shares at March 31, 2019 and December 31, 2018, respectively)	(2,401)	(2,433)
Retained earnings	35,244	34,995
Accumulated other comprehensive loss, net of income taxes	(156)	(593)
Less common stock repurchased, 29,436 and 0 shares at cost, at March 31, 2019 and December 31, 2018, respectively	(319)	-
Total equity	$60,841	$60,362
TOTAL LIABILITIES AND EQUITY	$259,587	$262,726

FFBW, Inc.

Statements of Income

Three Months Ended March 31, 2019 and 2018 (Unaudited)

(In thousands, except share data)

	Three months ended March 31,
	2019	2018
Interest and dividend income:
Loans, including fees	$2,448	$1,968
Securities
Taxable	275	340
Tax-exempt	2	23
Other	25	16
Total interest and dividend income	2,750	2,347
Interest expense:
Interest-bearing deposits	599	346
Borrowed funds	88	53
Total interest expense	687	399
Net interest income	2,063	1,948
Provision for loan losses	70	115
Net interest income after provision for loan losses	1,993	1,833
Noninterest income:
Service charges and other fees	35	60
Net gain on sale of loans	41	39
Net gain (loss) on sale of securities	(8)	8
Increase in cash surrender value of insurance	47	46
Other noninterest income	25	23
Total noninterest income	140	176
Noninterest expense:
Salaries and employee benefits	1,097	1,057
Occupancy and equipment	242	233
Data processing	175	152
Technology	78	55
Foreclosed assets, net	1	46
Professional fees	112	118
Other noninterest expense	103	172
Total noninterest expense	1,808	1,833
Income before income taxes	325	176
Provision for income taxes	76	53
Net income	$249	$123

Earnings per share
Basic	$0.04	$0.02
Diluted	$0.04	$0.02

FFBW, Inc.

Statements of Income

(In thousands, except share data)

	For the Quarter Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 30, 2018
Total interest and dividend income	$2,750	$2,817	$2,738	$2,700	$2,347
Total interest expense	687	645	607	458	399
Net interest income	2,063	2,172	2,131	2,242	1,948
Provision for loan losses	70	98	111	189	115
Net interest income after provision for loan losses	1,993	2,074	2,020	2,053	1,833
Total noninterest income	140	39	250	200	176
Total noninterest expense	1,808	1,810	1,810	1,816	1,833
Income before income taxes	325	303	460	437	176
Provision for income taxes	76	70	111	84	53
Net income	$249	$233	$349	$353	$123

Earnings per share
Basis	$0.04	$0.04	$0.05	$0.06	$0.02
Diluted	$0.04	$0.04	$0.05	$0.06	$0.02

FFBW, Inc.

Non-performing Assets

(In thousands)

	March 31, 2019 and Three Months Then Ended	December 31, 2018 and Twelve Months Then Ended	December 31, 2017 and Twelve Months Then Ended

Nonperforming assets:
Nonaccrual loans	$706	$720	$1,243
Accruing loans past due 90 days or more	-	-	-
Total nonperforming loans ("NPLs")	706	720	1,243
Foreclosed assets	69	69	619
Total nonperforming assets ("NPAs")	$775	$789	$1,862
Troubled Debt Restructurings ("TDRs")	$1,264	$1,201	$1,630
Nonaccrual TDRs	$687	$700	$969
Average outstanding loan balance	$201,267	$189,233	$170,577
Loans, end of period	$200,399	$200,898	$173,229
ALLL, at beginning of period	$2,118	$1,800	$1,478
Loans charged off:
Commercial	-	(24)	-
Residential real estate and consumer	-	(172)	(133)
Total loans charged off	-	(196)	(133)
Recoveries of loans previously charged off:
Commercial	-	-	-
Residential real estate and consumer	-	1	36
Total recoveries of loans previous charged off	-	1	36
Net loans charged off ("NCOs'")	-	(195)	(97)
Additions to ALLL via provision for loan losses charged to operations	70	513	419
ALLL, at end of period	$2,188	$2,118	$1,800
Ratios:
ALLL to NCOs (annualized)	N/A	1086.15%	1855.67%
NCOs (annualized) to average loans	0.00%	0.10%	0.06%
ALLL to total loans	1.09%	1.05%	1.04%
NPL to total loans	0.35%	0.36%	0.72%
NPAs to total assets	0.30%	0.30%	0.73%
Total Assets	$259,587	$262,726	$256,481

FFBW, Inc.

Yield and Cost

	For the Three Months Ended March 31,
	2019			2018
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
			(in thousands)
Interest-earning assets:
Loans	$201,267	$2,448	4.87%	$174,591	$1,968	4.51%
Available for sale securities	43,658	277	2.54%	59,787	363	2.43%
Interest-bearing deposits	2,595	16	2.47%	5,526	12	0.87%
FHLB stock	645	9	5.58%	513	4	3.12%
Total interest-earning assets	248,165	2,750	4.43%	240,417	2,347	3.90%
Noninterest-earning assets	16,233			16,904
Allowance for loan losses	(2,145)			(1,810)
Total assets	$262,253			$255,511

Interest-bearing liabilities:
Demand accounts	$9,680	31	1.28%	$4,230	3	0.28%
Money market accounts	41,202	111	1.08%	53,621	82	0.61%
Savings accounts	14,740	5	0.14%	15,606	8	0.21%
Health savings accounts	11,370	9	0.32%	11,579	7	0.24%
Certificates of deposit	88,272	443	2.01%	75,550	246	1.30%
Total interest-bearing deposits	165,264	599	1.45%	160,586	346	0.86%
Borrowings	16,596	88	2.12%	12,750	53	1.66%
Total interest-bearing liabilities	181,860	687	1.51%	173,336	399	0.92%
Noninterest-bearing deposits	17,716			21,788
Other non-interest bearing liabilities	1,969			1,288
Total liabilities	201,545			196,412
Equity	60,708			59,099
Total liabilities and equity	$262,253			$255,511

Net interest income		2,063			1,948
Net interest rate spread(1)			2.92%			2.98%
Net interest-earning assets(2)	66,305			67,081
Net interest margin(3)			3.33%			3.24%
Average of interest-earning assets to interest-bearing liabilities	136%			139%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by total interest-earning assets.